Exhibit 4.2

JARDEN CORPORATION

as Issuer

THE GUARANTORS PARTY HERETO, as Guarantors

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

6  1/8% SENIOR NOTES DUE 2022

THIRD SUPPLEMENTAL INDENTURE DATED AS OF

November 9, 2010

JARDEN CORPORATION

RECONCILIATION AND TIE BETWEEN TRUST INDENTURE ACT OF 1939

AND INDENTURE, DATED AS OF APRIL 30, 2009

Section of Trust Indenture Act of 1939		Section(s) of Indenture
§. 310	(a) (1)	7.10
	(a) (2)	7.10
	(a) (3)	N.A.
	(a) (4)	N.A.
	(a) (5)	7.10
	(b)	7.08, 7.10
§ 311	(a)	7.11
	(b)	7.11
§ 312	(a)	2.05, 13.03
	(b)	2.05, 13.03
	(c)	2.05
§ 313	(a)	7.06
	(b)(1)	N.A.
	(b)(2)	7.06, 7.07
	(c)	7.06, 13.02
	(d)	7.06, 13.02
§ 314	(a)	4.03, 4.04,
		13.05
	(b)	N.A.
	(c) (1)	13.04
	(c) (2)	13.04
	(c) (3)	N.A.
	(d)	N.A.
	(e)	13.05
§ 315	(a)	7.01
	(b)	7.05, 11.02
	(c)	7.01
	(d)	7.01
	(e)	6.11
§ 316	(a) (1) (A)	6.05
	(a) (1) (B)	6.04
	(a) (2)	N.A.
	(a) (last	6.11
	sentence)	6.07
	(b)
§ 317	(a) (1)	6.08
	(a) (2)	6.09
	(b)	2.04
§ 318	(a)	13.01
	(b)	N.A.
	(c)	13.01

Note: This reconciliation and tie shall not, for any purpose, be deemed to be a part of this Indenture.

This THIRD SUPPLEMENTAL INDENTURE, dated as of November 9, 2010 (this “Supplemental Indenture”), is by and among Jarden Corporation, a Delaware corporation (such corporation and any successor as defined in the Base Indenture, the “Company”), the Guarantors (as defined below) and Wells Fargo Bank, National Association, a New York banking corporation, as trustee (such institution and any successor as defined in the Base Indenture, the “Trustee”).

WITNESSETH:

WHEREAS, the Company has previously executed and delivered an Indenture, dated as of April 30, 2009 (the “Base Indenture”), with the Trustee providing for the issuance from time to time of one or more series of the Company’s senior debt securities;

WHEREAS, Section 301 of the Base Indenture provides that the Company and the Trustee may enter into an indenture supplemental to the Base Indenture to establish the form or terms of Securities of any series as permitted by Section 301 and Section 901 of the Base Indenture; and

WHEREAS, the Company previously entered into (i) a First Supplemental Indenture, dated as of April 30 2009, by and among the Company, the Guarantors and the Trustee (the “First Supplemental Indenture”), to establish the form and terms of its 8% Senior Notes due 2016, and (ii) a Second Supplemental Indenture, dated as of November 23, 2009, by and among the Company, the Guarantors and the Trustee, to revise Section 4.03 of the First Supplemental Indenture;

WHEREAS, the Company is entering into this Third Supplemental Indenture to establish the form and terms of its 6 1/8% Senior Notes due 2022 (the “Notes”);

WHEREAS, the Base Indenture is incorporated herein by reference and the Base Indenture, as supplemented by this Third Supplemental Indenture is herein called the “Indenture” as that term is defined in the Base Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Third Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE I

ESTABLISHMENT; DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01	ESTABLISHMENT.

(a) There is hereby established a new series of Securities to be issued under this Indenture, to be designated as the Company’s 6 1/8% Senior Notes due 2022.

(b) There are to be authenticated and delivered on the date hereof Three Hundred Million Dollars ($300,000,000) aggregate principal amount of the Notes.

(c) The Notes shall be issued in the form of one or more permanent Notes in substantially the form set out in Exhibit A hereto.

(d) Each Note shall be dated the date of authentication thereof and shall bear interest from the date of original issuance thereof or from the most recent date to which interest has been paid or duly provided for.

(e) With respect to the Notes (and any Guarantees endorsed thereon) only, the Base Indenture shall be supplemented pursuant to Sections 201, 301 and 901 thereof to establish the terms of the Notes (and any Guarantees endorsed thereon) as set forth in this Third Supplemental Indenture, including as follows:

(i) The provisions of Articles I, III, IV, V, VI, VII, VIII, IX, X, XI, XII and XIII of the Base Indenture are deleted and replaced in their entirety by the provisions of Articles 1, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12 and 13 of this Third Supplemental Indenture;

(ii) The form and terms of the securities representing the Notes required to be established pursuant to Article II of the Base Indenture shall be established in accordance with Article 2 of this Third Supplemental Indenture;

To the extent that the provisions of this Third Supplemental Indenture (including those referred to in clauses (i) and (ii) immediately above) conflict with any provision of the Base Indenture, the provisions of this Third Supplemental Indenture shall govern and be controlling, solely with respect to the Notes (and any Guarantees endorsed thereon).

(f) Unless otherwise expressly specified, references in this Third Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Third Supplemental Indenture, and not the Base Indenture or any other document.

SECTION 1.02	DEFINITIONS.

(a) All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Base Indenture.

(b) The following are definitions used in this Third Supplemental Indenture and to the extent that a term is defined both herein and in the Base Indenture, unless otherwise specified, the definition in this Third Supplemental Indenture shall govern solely with respect to the Notes (and any Guarantee endorsed thereon).

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or that is assumed in connection with the acquisition of assets from such Person, including Indebtedness incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

“Additional Notes” means, subject to the Company’s compliance with Section 4.09, 6 1/8% Senior Notes due 2022 issued from time to time after the Issue Date under the terms of this Indenture (other than pursuant to Sections 2.06, 2.07, 2.10 or 3.06 of this Indenture).

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing. Notwithstanding the foregoing, no Person (other than the Company or any Subsidiary of the Company) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, with respect to any Notes on any Redemption Date, the greater of:

(i)	1.0% of the principal amount of the Note; or

(ii)	the excess, if any, of:

(a)	the present value at such Redemption Date of (i) the redemption price of the Note at November 15, 2015 (such redemption price being set forth in Section 3.07 hereof), plus (ii) all required interest payments due on such Note through November 15, 2015 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(b)	the principal amount of such Note.

“Applicable Procedures” means with respect to any transfer, redemption or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depository that apply to such transfer, redemption or exchange.

“Asset Acquisition” means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of:

(1) any Capital Stock of any Restricted Subsidiary of the Company, or

(2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business;

provided, however, that Asset Sales or other dispositions shall not include:

(a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $50.0 million;

(b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under Section 5.01 hereof or any disposition that constitutes a Change of Control;

(c) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(d) disposals or replacements of obsolete equipment in the ordinary course of business;

(e) the sale, lease, conveyance, disposition or other transfer by the Company or any Restricted Subsidiary of assets or property to one or more Restricted Subsidiaries in connection with Investments permitted under Section 4.07 hereof or pursuant to any Permitted Investment;

(f) sales or contributions of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the fair market value thereof as determined in accordance with GAAP (for the purposes of this clause (f), Purchase Money Notes shall be deemed to be cash);

(g) a Restricted Payment that is permitted by Section 4.07 hereof;

(h) sales, dispositions of cash or Cash Equivalents;

(i) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien); and

(j) the license of patents, trademarks, copyrights and know-how to third Persons in the ordinary course of business.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors, or the law of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or the relief of debtors.

“Board of Directors” means

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means, with respect to any Person, a resolution of such Person duly adopted by the Board of Directors of such Person and in full force and effect.

“Business Day” means any day other than a Legal Holiday.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock, of such Person and

(2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1) marketable direct obligations issued by or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody’s;

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank or by a bank organized under the laws of any foreign country recognized by the United States of America, in each case having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million (or the foreign currency equivalent thereof);

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Certificated Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 or 2.10 hereof, in substantially the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Increases or Decreases in the Global Note” attached thereto.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), other than to the Permitted Holders;

(2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of this Indenture);

(3) any Person or Group (other than the Permitted Holders) shall become the beneficial owner, directly or indirectly, of shares representing more than 50% of the total ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Coleman” means The Coleman Company, Inc., a Delaware corporation.

“Coleman IRB Bonds” means those certain industrial revenue bonds issued pursuant to the Coleman IRB Indentures.

“Coleman IRB Documents” means each of the Coleman IRB Indentures, the Coleman IRB Leases and each other material transaction document or instrument entered into or delivered by Coleman in connection therewith.

“Coleman IRB Indentures” means, collectively, (a) each of the indenture and each supplemental indenture of Coleman entered into prior to the Issue Date and (b) each supplemental indenture entered into by Coleman after the Issue Date on substantially the same terms as the Coleman IRB Indentures entered into prior to the Issue Date.

“Coleman IRB Leases” means, collectively, (a) each lease and each supplemental lease of Coleman entered into prior to the Issue Date and (b) each supplemental lease entered into by Coleman after the Issue Date on substantially the same terms as the Coleman IRB Leases entered into prior to the Issue Date.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of such Person’s:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby:

(a)	all income taxes and foreign withholding taxes and taxes based on capital and commercial activity (or similar taxes) of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(b)	Consolidated Interest Expense;

(c)	Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period (other than normal accruals in the ordinary course of business), all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP;

(d)	restructuring costs, facilities relocation costs and acquisition integration costs and fees, including cash severance payments made in connection with acquisitions;

(e)	any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Indenture including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions;

(f)	any write offs, write downs or other non-cash charges, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period;

(g)	the amount of any expense related to minority interests;

(h)	the amount of any earn out payments, contingent consideration or deferred purchase price of any kind in conjunction with acquisitions;

(i)	any costs or expenses incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of issuance of Qualified Capital Stock of the Company (other than Disqualified Stock that is Preferred Stock) in each case, solely to the extent that such cash proceeds are excluded from the calculation set forth in clauses (iii)(B) and (iii)(C) of paragraph (a) under Section 4.07 hereof;

(3) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition).

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four-Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which internal financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four-Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness or the issuance of any Designated Preferred Stock of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or the issuance or redemption of other Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to revolving credit facilities, occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment or issuance or redemption, as the case may be (and the application of the proceeds thereof), had occurred on the first day of the Four-Quarter Period;

(2) any Asset Sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition), investments, mergers, consolidations and disposed operations (as determined in accordance with GAAP) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence or assumption of any such Acquired Indebtedness), investment, merger, consolidation or disposed operation occurred on the first day of the Four-Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such other Indebtedness that was so guaranteed; and

(3) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary and any designation of an Unrestricted Subsidiary as a Restricted Subsidiary.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2) notwithstanding clause (1) of this paragraph, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. In addition, any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Company as set forth in an Officers’ Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1) Consolidated Interest Expense; plus

(2) the product of (x) the amount of all cash dividend payments on any series of Preferred Stock of such Person times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal (as estimated in good faith by the chief financial officer of the Company, which estimate shall be conclusive); plus

(3) the product of (x) the amount of all dividend payments on any series of Permitted Subsidiary Preferred Stock times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal (as estimated in good faith by the chief financial officer of the Company, which estimate shall be conclusive); provided that with respect to any series of Preferred Stock that did not pay cash dividends during such period but that is required to pay cash dividends during any period prior to the maturity date of the Notes, cash dividends shall be deemed to have been paid with respect to such series of Preferred Stock during the period of accrual for purposes of this clause (3).

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the aggregate of all cash and non-cash interest expense (net of interest income) with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs or benefits associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP, but excluding (i) amortization or write-off of debt issuance costs, deferred financing or liquidity fees, commissions, fees and expenses, (ii) any expensing of bridge, commitment and other financing fees, and (iii) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Transaction;

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

(3) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP and without any deduction in respect of Preferred Stock dividends; provided that there shall be excluded therefrom to the extent otherwise included, without duplication:

(1) gains and losses from Asset Sales (without regard to the $50.0 million limitation set forth in the definition thereof) and the related tax effects according to GAAP;

(2) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(3) the net income (or loss) from disposed or discontinued operations or any net gains or losses on disposal of disposed or discontinued operations, and the related tax effects according to GAAP;

(4) solely for the purpose of determining the amount available for Restricted Payments under clause (iii) of paragraph (a) of Section 4.07 hereof, the net income of any Restricted Subsidiary of the Company (other than a Guarantor) to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of the Company of that income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(5) any impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(6) the net loss of any Person, other than a Restricted Subsidiary of the Company;

(7) any non-cash compensation charges and deferred compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction; provided, however, that Consolidated Net Income for any period shall be reduced by any cash payments made during such period by such Person in connection with any such deferred compensation, whether or not such reduction is in accordance with GAAP;

(8) all extraordinary, unusual or non-recurring charges, gains and losses (including, without limitation, all restructuring costs, facilities relocation costs, acquisition integration costs and fees, including cash severance payments made in connection with acquisitions, and any expense or charge related to the repurchase of Capital Stock or warrants or options to purchase Capital Stock), and the related tax effects according to GAAP;

(9) inventory purchase accounting adjustments and amortization and impairment charges resulting from other purchase accounting adjustments in connection with acquisition transactions;

(10) the net income of any Person, other than a Restricted Subsidiary of the Company, except to the extent of cash dividends or distributions paid to the Company or a Restricted Subsidiary of the Company by such Person; and

(11) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

For purposes of clause (a)(iii)(A) of Section 4.07 hereof, Consolidated Net Income shall be reduced by any cash dividends paid with respect to any series of Designated Preferred Stock.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, depletion, amortization and other non-cash charges, impairments and expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges that require an accrual of or a reserve for cash payments for any future period other than accruals or reserves associated with mandatory repurchases of equity securities). For clarification purposes, purchase accounting adjustments with respect to inventory will be included in Consolidated Non-cash Charges.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.02 hereof, or such other address as to which the Trustee may give notice to the Holders and the Company.

“Credit Facility” means the Credit Agreement, dated as of January 24, 2005, as amended to and including the Issue Date, among the Company, the lenders party thereto in their capacities as lenders thereunder, Barclays Bank PLC, as administrative agent, Deutsche Bank AG New York Branch, as syndication agent, and JPMorgan Chase Bank, N.A., PNC Bank, N.A., Sovereign Bank, SunTrust Bank and Wells Fargo Bank, National Association, as co-documentation agents, and any other agent party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09 hereto.

“Currency Agreement”, with respect to any specified Person, means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such specified Person against fluctuations in currency values.

“Custodian” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03(c) as Custodian with respect to the Notes, and any and all successors thereto appointed as custodian hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03(b) hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Designated Non-cash Consideration” means any non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate executed by the principal financial officer and any of the other executive officers of the Company or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents.

“Designated Preferred Stock” means Preferred Stock that is so designated as Designated Preferred Stock pursuant to an Officers’ Certificate executed by the principal financial officer and any of the other executive officers of the Company, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (a)(iii)(B) of Section 4.07 hereof.

“Disqualified Capital Stock” means with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the final maturity date of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the final maturity date of the Notes shall not constitute Disqualified Capital Stock if:

(i) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described in Sections 4.10 and 4.13 hereof; and

(ii) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Capital Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Indenture; provided, however, that if such Disqualified Capital Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Capital Stock as reflected in the most recent internal financial statements of such Person.

“Domestic Restricted Subsidiary” means any direct or indirect Restricted Subsidiary of the Company that is incorporated under the laws of the United States of America, any State thereof or the District of Columbia.

“Equity Offering” means any offering of Qualified Capital Stock of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974 and all regulations issued pursuant thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Excluded Contribution” means net cash proceeds, Marketable Securities or Qualified Proceeds received by the Company from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an executive vice president and the principal financial officer of the Company on the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in Section 4.07(a)(iii) hereof.

“Existing Foreign Credit Facilities” means that credit agreement, dated as of December 21, 2005, as amended from time to time, by and among Sunbeam Corporation (Canada) Limited, Jarden Corporation, as loan party and guarantor, each of the lenders party thereto from time to time, Canadian Imperial Bank of Commerce, as administrative agent for the lenders, Citicorp USA, Inc., as syndication agent for the lenders and Citigroup Global Markets Inc. and CIBC World Markets Corp., as joint-lead arrangers and joint book running managers.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith.

“Family” shall mean, with respect to any Person, (i) the current and former spouses of such Person and (ii) the ancestors, siblings and descendants, whether by blood or adoption, of such Person.

“Foreign Credit Facilities” means the Existing Foreign Credit Facilities and each other loan or line of credit made available by one or more lenders to a Foreign Restricted Subsidiary pursuant to a local credit facility, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09 hereof).

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, as in effect as of April 30, 2009.

“Global Note Legend” means the legend set forth in the form of Note attached hereto as Exhibit A, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means the global Notes in the form of Exhibit A hereto issued in accordance with Article 2 hereof.

“Guarantee” means:

(1) the guarantee of the Notes by Domestic Restricted Subsidiaries of the Company in accordance with the terms of this Indenture; and

(2) the guarantee of the Notes by any Restricted Subsidiary required under the terms of Section 4.17 hereof.

“Guarantor” means any Restricted Subsidiary that incurs a Guarantee; provided that upon the release and discharge of such Restricted Subsidiary from its Guarantee in accordance with this Indenture, such Restricted Subsidiary shall cease to be a Guarantor.

“Hedging Agreement” means, with respect to any Person, any agreement with respect to the hedging of price risk associated with the purchase of commodities used in the business of such Person, so long as any such agreement has been entered into in the ordinary course of business and not for purposes of speculation.

“Holder” means a Person in whose name a Note is registered.

“Indebtedness” means with respect to any Person, at any date of determination, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the Obligation so secured;

(8) all Obligations under Currency Agreements and Interest Swap Obligations of such Person; and

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any, if and to the extent any of the preceding items (1) – (9) (other than letters or credit) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

Notwithstanding the foregoing, the term “Indebtedness” will exclude:

(i) in connection with the purchase by the Company or any Restricted Subsidiary of any business, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter;

(ii) any liability for federal, state, local or other taxes;

(iii) workers’ compensation claims, self-insurance obligations, performance, surety, appeal and similar bonds and completion guarantees provided in the ordinary course of business;

(iv) obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its Incurrence;

(v) any Indebtedness defeased or called for redemption; and

(vi) the Coleman IRB Bonds and the Coleman IRB Leases to the extent not required to appear as a liability (or, in the case of the Coleman IRB Leases, as a Capitalized Lease Obligation) upon a balance sheet of the specified Person prepared in accordance with GAAP.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. For the purposes of calculating the amount of Indebtedness of a Securitization Entity outstanding as of any date, the face or notional amount of any interest in receivables or equipment that is outstanding as of such date shall be deemed to be Indebtedness of the Securitization Entity but any such interests held by Affiliates of such Securitization Entity shall be excluded for purposes of such calculation.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means $300,000,000 in aggregate principal amount of Notes issued under this Indenture on the Issue Date.

“Interest Payment Dates” shall have the meaning set forth in paragraph 1 of the Notes.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, options, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. Except as otherwise provided herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in its fair market value.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Issue Date” means November 9, 2010.

“Legal Holiday” means a Saturday, Sunday or a day on which banking institutions in the city of New York, the city in which the Corporate Trust Office of the Trustee is located or any other place of payment on the Notes are authorized by law, regulation or executive order to remain closed.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Marketable Securities” means publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation whose debt securities are rated in one of the three highest rating categories by either S&P or Moody’s.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions and title and recording tax expenses);

(2) all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(3) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale;

(4) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale; and

(5) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, Executive Vice President, Senior Vice President, the principal accounting officer, the Secretary or any Assistant Secretary, any Executive Vice President, Senior Vice President or any Vice President of the Company.

“Officers’ Certificate” means a certificate, in form and substance reasonably satisfactory to the Trustee, signed by two Officers of the Company, at least one of whom shall be the principal executive officer, the Treasurer, Executive Vice President, Senior Vice President, the principal accounting officer, or principal financial officer of the Company, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel. Counsel may be an employee of or counsel to the Company, or any Subsidiary.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Permitted Business” means any business (including stock or assets) that derives a majority of its revenues from the business engaged in by the Company and its Restricted Subsidiaries on the Issue Date, any other business in the consumer products industry and/or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date or any other business in the consumer products industry.

“Permitted Holders” means (i) Martin E. Franklin or Ian Ashken; (ii) any member of the Family of Martin E. Franklin or Ian Ashken; (iii) any conservatorship, custodianship or decedent’s estate of any Person specified in the foregoing clauses (i) or (ii); (iv) any trust established for the benefit of any Person specified in the foregoing clauses (i) or (ii); or (v) any corporation, limited liability company, partnership or other entity, the controlling equity interests in which are held by or for the benefit of any one or more Person specified in the foregoing clauses (i) or (ii).

“Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness under the Notes (other than any Additional Notes) and the related Guarantees;

(2) Indebtedness of the Company or any of its Restricted Subsidiaries incurred pursuant to the Credit Facility in an aggregate principal amount at any time outstanding not to exceed $1,850 million less:

(A)	the aggregate amount of Indebtedness of Securitization Entities at the time outstanding in excess of $400.0 million; and

(B)	the amount of all mandatory principal payments actually made by the Company or any such Restricted Subsidiary since the Issue Date with the Net Cash Proceeds of an Asset Sale in respect of term loans under the Credit Facility (excluding any such payments to the extent Refinanced at the time of payment);

(3) Indebtedness of a Foreign Restricted Subsidiary (and any guarantees thereof by the Company or any of its Restricted Subsidiaries) incurred pursuant to the Foreign Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $350.0 million;

(4) other indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date and not described in clauses (1) through (3) above or clause (13) below;

(5) Interest Swap Obligations of the Company or any of its Restricted Subsidiaries covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under this Indenture; provided, further, that such Interest Swap Obligations are entered into, in the judgment of the Company, to protect the Company or any of its Restricted Subsidiaries from fluctuation in interest rates on its outstanding Indebtedness;

(6) Indebtedness of the Company or any Restricted Subsidiary under Hedging Agreements and Currency Agreements;

(7) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any such Restricted Subsidiaries; provided, however, that:

(a)	if the Company is the obligor on such Indebtedness and the payee is a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, and

(b)	(1) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof, and

(2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof (other than by way of granting a Lien permitted under this Indenture or in connection with the exercise of remedies by a secured creditor) shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8) Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal), plant, or equipment (whether through the direct purchase of assets or the Capital Stock of any person owning such assets) in an aggregate principal amount outstanding not to exceed the greater of (A) $50.0 million and (B) 1.0% of the Company’s Total Assets;

(9) Refinancing Indebtedness (other than Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clauses (2), (3), (13) and (15) of this definition);

(10) guarantees by the Company and its Restricted Subsidiaries of each other’s Indebtedness; provided that such Indebtedness is permitted to be incurred under this Indenture;

(11) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Company, other than guarantees of Indebtedness, incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(12) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

(13) (i) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is nonrecourse to the Company or any Subsidiary of the Company (except for Standard Securitization Undertakings); and (ii) and the incurrence of Indebtedness in a Qualified Securitization Transaction;

(14) Indebtedness incurred in connection with the acquisition of a Permitted Business; provided that on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof and the use of proceeds therefrom, either:

(a)	the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio or

(b)	the Consolidated Fixed Charge Coverage Ratio of the Company would be greater than the Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to the incurrence of such Indebtedness;

(15) additional Indebtedness of the Company and its Restricted Subsidiaries (which amount may, but need not, be incurred in whole or in part under a credit facility) in an aggregate principal amount outstanding not to exceed the greater of (A) $150.0 million and (B) 2.0% of the Company’s Total Assets;

(16) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(17) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, issued in the ordinary course of business of the Company or such Restricted Subsidiary, including, without limitation, in order to provide security for workers’ compensation claims or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business and other Indebtedness with respect to workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business; and

(18) loans made to Coleman by the insurers under Coleman’s whole life insurance policies; provided, that such loans shall not be permitted unless (x) the amount of each such loan made with respect to a particular whole life insurance policy shall not exceed the cash surrender value of such policy, (y) the proceeds of each such loan shall be used to prepay in full the premiums due to the insurer for such policy and (z) such loan shall be secured by a Lien only on such policy.

For purposes of determining compliance with Section 4.09 hereof, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (18) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, divide and classify (or later redivide and reclassify) such item of Indebtedness in any manner that complies with such covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of Section 4.09 hereof.

“Permitted Investments” means:

(1) Investments by the Company or any Restricted Subsidiary of the Company in any Restricted Subsidiary of the Company (other than a Restricted Subsidiary of the Company in which an Affiliate of the Company that is not a Restricted Subsidiary of the Company holds a minority interest) (whether existing on the Issue Date or created thereafter) or any other Person (including by means of any transfer of cash or other property) if as a result of such Investment such other Person shall become a Restricted Subsidiary of the Company (other than a Restricted Subsidiary of the Company in which an Affiliate of the Company that is not a Restricted Subsidiary of the Company holds a minority interest) or that will merge with or consolidate into the Company or a Restricted Subsidiary of the Company and Investments in the Company by the Company or any Restricted Subsidiary of the Company;

(2) Investments in cash and Cash Equivalents;

(3) loans and advances (including payroll, travel and similar advances) to employees and officers of the Company and its Restricted Subsidiaries for bona fide business purposes incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Capital Stock of the Company pursuant to compensatory plans approved by the Board of Directors in good faith;

(4) Currency Agreements, Hedging Agreements and Interest Swap Obligations entered into in the ordinary course of business and otherwise in compliance with this Indenture;

(5) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(6) Investments received in compromise or resolution of litigation, arbitration or other disputes with persons who are not Affiliates;

(7) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.10 hereof;

(8) Investments existing on the Issue Date;

(9) accounts receivable or notes receivable created or acquired in the ordinary course of business;

(10) guarantees by the Company or a Restricted Subsidiary of the Company permitted to be incurred under this Indenture;

(11) additional Investments having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (11) that are at that time outstanding, not to exceed the greater of (A) $125.0 million and (B) 3.0% of the Company’s Total Assets;

(12) additional Investments in a joint venture (other than a Subsidiary of the Company) engaged in a Permitted Business in an aggregate amount, when taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding, not to exceed the greater of (A) $75.0 million and (B) 1.0% of the Company’s Total Assets;

(13) any Investment by the Company or a Subsidiary of the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest;

(14) purchases or redemptions of Indebtedness of the Company and its Restricted Subsidiaries (other than Subordinated Indebtedness);

(15) Investments the payment for which consists exclusively of Qualified Capital Stock of the Company; and

(16) any Investment in any Person to the extent it consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business.

“Permitted Liens” means:

(1) Liens in favor of the Company or any Restricted Subsidiary;

(2) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(3) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any of its Restricted Subsidiaries, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than that acquired;

(4) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(5) Liens to secure Indebtedness (including Capitalized Lease Obligations) permitted by clause (8) of the definition of “Permitted Indebtedness” covering only the assets acquired with such Indebtedness;

(6) Liens to secure Indebtedness (x) permitted by clause (2) of the definition of “Permitted Indebtedness” and (y) additional Indebtedness in excess of the maximum amount permitted pursuant to subclause (x) (to the extent such maximum amount has been borrowed or commitments are in effect with respect to such maximum amount), so long as immediately after giving effect to the incurrence of any Indebtedness pursuant to this subclause (y) (or, in the case of revolving Indebtedness, the obtaining of a commitment for such Indebtedness), the Senior Secured Leverage Ratio would be less than or equal to 3.0 to 1.0;

(7) Liens existing on the Issue Date (other than Liens described in clause (6) above);

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens on (i) the assets of a Securitization Entity securing Indebtedness owing by any Securitization Entity pursuant to any Qualified Securitization Transaction and (ii) any right, title and interest of any originator in any equipment or assets transferred or intended to be transferred by such originator pursuant to the documents entered into in connection with a Qualified Securitization Transaction;

(10) Liens on the property of Foreign Restricted Subsidiaries to secure Indebtedness of Foreign Restricted Subsidiaries;

(11) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(12) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business for amounts which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(13) any pledges or deposits in the ordinary course of business in connection with workers’ compensation, employment and unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(14) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, or arising as a result of process payments under government contracts to the extent required or imposed by applicable laws, all to the extent incurred in the ordinary course of business;

(15) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the real property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person conducted and proposed to be conducted at such real property;

(16) financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business;

(17) Liens granted pursuant to the Coleman IRB Documents; provided that such Liens attach only to the property that is financed with the proceeds of the Coleman IRB Bonds;

(18) Liens granted by Coleman on its whole life insurance policies to secure cash surrender value loans;

(19) Liens granted by a Subsidiary in favor of a licensor under any intellectual property license agreement entered into by such Subsidiary, as licensee, in the ordinary course of such Subsidiary’s business; provided that (i) such Liens do not encumber any property other than the intellectual property licensed by such Subsidiary pursuant to the applicable license agreement and the property manufactured or sold by such Subsidiary utilizing such intellectual property and (ii) the value of the property subject to such Liens does not, at any time, exceed $10.0 million;

(20) Liens securing the Notes and the Guarantees;

(21) Liens securing other Indebtedness in an aggregate principal amount outstanding not to exceed the greater of (A) $150.0 million and (B) 2.0% of the Company’s Total Assets; and

(22) Liens securing Refinancing Indebtedness in respect of Indebtedness secured by Liens permitted by clauses (2) and (7) of this definition; provided that such Liens do not extend to any property other than the property which secured the Indebtedness so Refinanced.

“Permitted Subsidiary Preferred Stock” means any series of Preferred Stock of a Foreign Restricted Subsidiary that constitutes Qualified Capital Stock, the liquidation value of all series of which, when combined with the aggregate amount of outstanding Indebtedness of the Foreign Restricted Subsidiaries incurred pursuant to clause (3) of the definition of Permitted Indebtedness, does not exceed $25.0 million.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Productive Assets” means assets (including Capital Stock) that are used or usable by the Company and its Restricted Subsidiaries in Permitted Businesses.

“Purchase Money Note” means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest and principal and amounts paid in connection with the purchase of newly generated receivables.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of the Company in good faith.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to:

(1) a Securitization Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries); and

(2) any other Person (in the case of a transfer by a Securitization Entity),

or may grant a security interest in any accounts receivable or equipment (whether now existing or arising or acquired in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with assets securitization transactions involving accounts receivable and equipment.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company that shall be substituted for Moody’s or S&P or both, as the case may be.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all Required Premiums and expenses incurred in connection therewith); and

(2) such Refinancing Indebtedness has a final maturity date the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Regular Record Date” for the interest payable on any Interest Payment Date means the applicable date specified as a “Record Date” on the face of the Note.

“Responsible Officer,” when used with respect to the Trustee, means any officer (including any Vice President, Assistant Vice President, Assistant Treasurer or Trust Officer) within the Corporate Trust Department of the Trustee (or any successor group of the Trustee) with direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., or any successor thereto.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Debt” means, for any Person, the consolidated amount of Indebtedness of such Person and its Restricted Subsidiaries, without duplication, of the types described in clauses (1) through (5) of the definition of Indebtedness (or any guarantee obligations or obligations of the type described in clause (7) of the definition of Permitted Indebtedness of such Person and its Restricted Subsidiaries in respect of any such Indebtedness of any other Person) to the extent that it is secured by a Lien on any assets of such Person or its Restricted Subsidiaries and treating any commitment to provide any revolving Indebtedness as though such commitment was fully drawn; provided that Indebtedness incurred pursuant to a Qualified Securitization Transaction shall be excluded from any calculation of Secured Debt.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Entity” means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable or equipment and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity:

(1) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

(a)	is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)	is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

(c)	subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity other than pursuant to Standard Securitization Undertakings; and

(3) to which neither the Company nor any Restricted Subsidiary of the Company has any obligations to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with foregoing conditions.

“Senior Secured Leverage Ratio” shall mean, for any Person, the ratio of (x) Secured Debt of such Person as of the last day of the most recent fiscal quarter ending prior to the date of the transaction giving rise to the need to calculate the Senior Secured Leverage Ratio for which internal financial statements are available (the “Transaction Date”) to (y) Consolidated EBITDA of such Person for the most recently ended period of four fiscal quarters ending prior to the Transaction Date (the “Four Quarter Period”) for which internal financial statements are available. In addition to and without limitation of the foregoing, for purposes of this definition, “Secured Debt” and “Consolidated EBITDA” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to revolving credit facilities, occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), had occurred on the first day of the Four-Quarter Period;

(2) any Asset Sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition), investments, mergers, consolidations and disposed operations (as determined in accordance with GAAP) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence or assumption of any such Acquired Indebtedness), investment, merger, consolidation or disposed operation occurred on the first day of the Four-Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such other Indebtedness that was so guaranteed; and

(3) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary and any designation of an Unrestricted Subsidiary as a Restricted Subsidiary.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Secured Debt incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. In addition, any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Company as set forth in an Officers’ Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

“Significant Subsidiary” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Securities Act.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any subsidiary of the Company which are reasonably customary, as determined in good faith by the Board of Directors of the Company, in an accounts receivable or equipment transaction.

“Stated Maturity” means, with respect to any installment of interest or principal (including any sinking fund payment) on any series of Indebtedness, the date on which payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for their payment.

“Subordinated Indebtedness” means any Indebtedness of the Company or a Restricted Subsidiary if the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding expressly provides that such Indebtedness is subordinated or junior in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, as the case may be.

“Subsidiary” with respect to any Person, means:

(i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly by such Person; or

(ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) and the rules and regulations thereunder as in effect on the date which this Indenture is qualified under the TIA.

“Total Assets” means, as of any date, the total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company’s most recently available internal consolidated balance sheet as of such date, and giving pro forma effect (determined in the same manner as provided for in the definition of Consolidated Fixed Charge Coverage Ratio) to transactions that would change the amount of Total Assets.

“Treasury Rate” means, at the time of computation, the yield to maturity of United States Treasury Securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the redemption date to November 15, 2015; provided, however, that if the period from the redemption date to November 15, 2015 is not equal to the constant maturity of a United States Treasury Security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury Securities for which such yields are given, except that if the period from the redemption date to November 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury Securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or another Unrestricted Subsidiary; provided that:

(1) the Company certifies to the Trustee that such designation complies with Section 4.07 hereof; and

(2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.09 hereof and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced by a Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

Actions taken by an Unrestricted Subsidiary will not be deemed to have been taken, directly or indirectly, by the Company or any Restricted Subsidiary.

“U.S. Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the then outstanding aggregate principal amount of such Indebtedness; into

(2)	the sum of the total of the products obtained by multiplying;

(a)	the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof; by

(b)	the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Restricted Subsidiary that is incorporated in a jurisdiction other than a State in the United States of America or the District of Columbia, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

SECTION 1.03	OTHER DEFINITIONS.

Term	Defined in Section
Acceleration Notice	6.02
Affiliate Transaction	4.11
Asset Sale Offer	4.10
Asset Sale Offer Amount	4.10
Asset Sale Offer Payment Date	4.10
Asset Sale Offer Trigger Date	4.10
Authentication Order	2.02(d)
Change of Control Offer	4.13
Change of Control Payment Date	4.13
Company	Preamble
Covenant Defeasance	8.03
Covenant Suspension Event	4.19
DTC	2.03(b)
Events of Default	6.01
Guaranteed Obligations	11.01
incur	4.09
Legal Defeasance	8.02
Notes	Preamble
Offer to Purchase	3.09(a)
Offer Period	3.09(b)
Offer Amount	3.09(b)
Pari Passu Debt	4.10(a)
Paying Agent	2.03(a)
Purchase Date	3.09(b)
Reference Date	4.07(a)(iii)(A)

Term	Defined in Section
Redemption Date	2.08(d)
Registrar	2.03(a)
Restricted Payment	4.07
Reversion Date	4.19(a)
Surviving Entity	5.01(a)(i)
Suspended Covenants	4.19(a)
Suspension Date	4.19(a)
Suspension Period	4.19(a)
Trustee	Preamble

SECTION 1.04	INCORPORATION BY REFERENCE OF TRUST INDENTURE ACT.

(a) Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

(b) The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes and the Guarantees;

“indenture security holder” means a Holder;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means the Company and any successor obligor upon the Notes.

(c) All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA and not otherwise defined herein have the meanings so assigned to them either in the TIA, by another statute or SEC rule, as applicable.

SECTION 1.05	RULES OF CONSTRUCTION.

(a) Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(iii) “or” is not exclusive;

(iv) words in the singular include the plural, and in the plural include the singular;

(v) all references in this instrument to “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and subdivisions of this instrument as originally executed;

(vi) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

(vii) “including” means “including without limitation;”

(viii) provisions apply to successive events and transactions; and

(ix) references to sections of or rules under the Securities Act, the Exchange Act or the TIA shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time thereunder.

ARTICLE II

THE NOTES

Pursuant to Section 201 of the Base Indenture, the provisions of this Article 2 establish the form of the Notes under this Third Supplemental Indenture, and to the extent that any provisions of this Article 2 are duplicative, or in contradiction with, the Base Indenture, the provisions of this Article 2 shall govern the Notes.

SECTION 2.01	FORM AND DATING.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage in addition to those set forth on Exhibit A. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Book-Entry Provisions. This Section 2.01(b) shall only apply to Global Notes deposited with the Trustee, as custodian for the Depositary. Participants and Indirect Participants shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as the custodian for the Depositary or under such Global Note, and the Depositary shall be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any Agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants or Indirect Participants, the Applicable Procedures or the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(c) Certificated Notes. Except as otherwise provided herein, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of Certificated Notes.

For greater certainty, the provisions of this Section 2.01(c) are subject to the requirements relating to notations, legends or endorsements on Notes required by law, stock exchange rule, or agreements to which the Company is subject, if any.

SECTION 2.02	EXECUTION AND AUTHENTICATION.

(a) One Officer shall sign the Notes for the Company by manual or facsimile signature.

(b) If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

(c) A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

(d) The Trustee shall, upon a written order of the Company signed by one Officer (an “Authentication Order”), authenticate Notes for original issue.

(e) The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. Unless otherwise provided in the appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company or any of their respective Subsidiaries.

SECTION 2.03	REGISTRAR AND PAYING AGENT.

(a) The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(b) The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

(c) The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes, and the Trustee hereby initially agrees so to act.

SECTION 2.04	PAYING AGENT TO HOLD MONEY IN TRUST.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05	HOLDER LISTS.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date or such shorter time as the Trustee may allow, as the Trustee may reasonably require of the names and addresses of the Holders, and the Company shall otherwise comply with TIA Section 312(a).

Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or under the Notes. The Company, the Trustee, the Registrar and any other Person shall have the protection of TIA Section 312(c).

SECTION 2.06	TRANSFER AND EXCHANGE.

(a) Transfer and Exchange of Certificated Notes. When Certificated Notes are presented to the Registrar with a request:

(1) to register the transfer of such Certificated Notes; or

(2) to exchange such Certificated Notes for an equal principal amount of Certificated Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Notes surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

(b) Restrictions on Transfer of a Certificated Note for a Beneficial Interest in a Global Note. A Certificated Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Certificated Note, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Trustee, together with written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, then the Trustee shall cancel such Certificated Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased accordingly. If no Global Notes are then outstanding, the Company shall issue and the Trustee shall authenticate, upon written order of the Company in the form of an Officers’ Certificate from the Company, a new Global Note in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes. The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor.

(d) Restrictions on Transfer and Exchange of Global Notes. Notwithstanding any other provisions of this Indenture (other than the provisions set forth in subsection (e) of this Section 2.06), a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(e) Authentication in Absence of Depositary. If at any time:

(1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;

(2) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Certificated Notes and delivers a written notice to such effect to the Trustee; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes and beneficial owners holding interests representing an aggregate principal amount of at least 51% of such Notes represented by Global Notes advise the Trustee in writing that the continuation of a book-entry system through the Depositary is no longer in such owner’s best interests, then the Company will execute, and the Trustee, upon receipt of an Officers’ Certificate requesting the authentication and delivery of Certificated Notes to the Persons designated by the Company, will authenticate and deliver Certificated Notes, in an aggregate principal amount equal to the principal amount of Global Notes, in exchange for such Global Notes.

(f) Cancellation and/or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Certificated Notes, redeemed, repurchased or canceled, such Global Note shall be returned to the Depositary for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Certificated Notes, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Custodian, to reflect such reduction.

(g) Obligations with Respect to Transfers and Exchanges of Notes.

(1) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Certificated Notes and Global Notes at the Registrar’s request.

(2) No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith.

(3) The Registrar shall not be required to register the transfer of or exchange of (a) any Note selected for redemption in whole or in part pursuant to Article 3, except the unredeemed portion of any Note being redeemed in part, or (b) any Note for a period beginning 15 Business Days before the mailing of a notice of an offer to repurchase or redeem Notes or 15 Business Days before an Interest Payment Date (whether or not an Interest Payment Date or other date determined for the payment of interest), and ending on such mailing date or Interest Payment Date, as the case may be.

(4) Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(5) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h) No Obligation of the Trustee.

(1) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note in global form shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(2) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including, without limitation, any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 2.07	REPLACEMENT NOTES.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

In case any such mutilated, destroyed, lost or stolen Note had become or is about to become due and payable, the Company, in its discretion, may, instead of issuing a new Note, pay such Note, upon satisfaction of the conditions set forth in the preceding paragraph.

Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies of any Holder with respect to the replacement or payment of mutilated, destroyed, lost or stolen Note.

SECTION 2.08	OUTSTANDING NOTES.

(a) The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 3.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 2.08(b) hereof.

(b) If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

(c) If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

(d) If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) segregates and holds in trust, in accordance with this Indenture, on a date of redemption (a “Redemption Date”) or maturity date, money sufficient to pay all principal, premium, if any, and interest payable on that date with respect to the Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09	TREASURY NOTES.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, amendment, supplement, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, amendment, supplement, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

SECTION 2.10	TEMPORARY NOTES.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Certificated Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11	CANCELLATION.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent, upon direction by the Company and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in accordance with its customary procedures (subject to the record retention requirements of the Exchange Act). Certification of the destruction of all cancelled Notes shall be delivered to the Company from time to time upon written request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12	CUSIP OR ISIN NUMBERS.

The Company in issuing the Notes may use “CUSIP” or “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” or “ISIN” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee of any change in the “CUSIP” or “ISIN” numbers.

SECTION 2.13	ADDITIONAL NOTES.

The Company shall be entitled, subject to its compliance with Section 4.09 hereof, to issue Additional Notes under this Indenture in an unlimited aggregate principal amount which shall have identical terms as the Initial Notes, other than with respect to the date of issuance and issue price and first payment of interest. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

With respect to any Additional Notes, the Company shall set forth in a resolution of its Board of Directors and an Officers’ Certificate, a copy of each which shall be delivered to the Trustee, the following information:

(a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(b) the issue price, the issue date and the CUSIP number(s) of such Additional Notes.

ARTICLE III

REDEMPTION AND PREPAYMENT

SECTION 3.01	NOTICES TO TRUSTEE.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof and paragraph 5 of the Notes, it shall furnish to the Trustee an Officers’ Certificate setting forth (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of Notes to be redeemed, and (iv) the redemption price. If the Company elects to redeem Notes pursuant to the provisions of Section 3.07 hereof and paragraph 5 of the Notes, it shall furnish such Officers’ Certificate to the Trustee at least 30 days but not more than 60 days before a Redemption Date unless a shorter notice shall be reasonably satisfactory to the Trustee. Each Officers’ Certificate shall be accompanied by an Opinion of Counsel from the Company to the effect that such redemption will comply with the conditions herein. Any such notice may be cancelled at any time prior to notice of such redemption being mailed to any Holder and shall, therefore, be void and of no effect.

SECTION 3.02	SELECTION OF NOTES TO BE REDEEMED.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased on a pro rata basis (or as nearly pro rata as is practicable) unless otherwise required by the principal national securities exchange on which the Notes are listed. In the event of partial redemption, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $1,000 provided that no Notes of principal amount of $2,000 or less shall be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.03	NOTICE OF REDEMPTION.

Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a Redemption Date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed (including the CUSIP or ISIN number) and shall state:

(a) the Redemption Date;

(b) the redemption price;

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(g) the paragraph of the Notes and Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company gives the Trustee at least 3 Business Days prior notice of such request. Any redemption and notice thereof may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent including, but not limited to, completion of a sale of common stock or other corporate transaction.

SECTION 3.04	EFFECT OF NOTICE UPON REDEMPTION.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price stated in the notice. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the related Interest Payment Date). Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

SECTION 3.05	DEPOSIT OF REDEMPTION PRICE.

On or before 11:00 a.m. Eastern Time on any Redemption Date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes (or portions of Notes) to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption, whether or not such Notes are presented for payment. If a Note is redeemed on or after a Regular Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such Regular Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the Redemption Date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

SECTION 3.06	NOTES REDEEMED IN PART.

Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon the Company’s written request, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 3.07	OPTIONAL REDEMPTION.

Except as set forth in subparagraphs (a) and (c) below, the Notes are not redeemable before November 15, 2015.

(a) At any time prior to November 15, 2015, the Company may redeem all or part of the Notes (which includes Additional Notes, if any), at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium, as of, and accrued and unpaid interest, if any, to, but not including, the Redemption Date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b) On or after November 15, 2015, the Company may redeem all or a part of the Notes, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon to the applicable Redemption Date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

Year	Percentage
2015	103.063%
2016	102.042%
2017	101.021%
2018 and thereafter	100.000%

(c) Notwithstanding the provisions of subparagraphs (a) and (b) of this Section 3.07, at any time prior to November 15, 2013, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture (which includes the Additional Notes, if any) at a redemption price of 106.125% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date, with the net cash proceeds of one or more Equity Offerings; provided, however, that:

(1) at least 65% of the aggregate principal amount of Notes issued under this Indenture (which includes the Additional Notes, if any) remains outstanding immediately after the occurrence of such redemption (excluding Notes held, directly or indirectly, by the Company or any of its Affiliates); and

(2) the redemption must occur within 90 days of the date of the closing of any such Equity Offering.

(d) Any prepayment pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

SECTION 3.08	MANDATORY REDEMPTION.

Except as set forth in Section 4.10 and 4.13 hereof, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.09	OFFER TO PURCHASE.

(a) In the event that, pursuant to Section 4.10 or 4.13 hereof, the Company shall be required to commence an offer to all Holders to purchase Notes and, at the Company’s option, holders of other pari passu Indebtedness (each an “Offer to Purchase”), it shall follow the procedures specified below.

(b) The Offer to Purchase shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.10 or 4.13 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Offer to Purchase. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Regular Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Offer to Purchase.

Upon the commencement of the Offer to Purchase, the Company shall send, by first class mail, a notice to each of the Holders, which shall not be later than 10 days after the Company becomes obligated to make an Offer to Purchase with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer to Purchase shall be made to all Holders. The notice, which shall govern the terms of the Offer to Purchase, shall state:

(1) that the Offer to Purchase is being made pursuant to this Section 3.09 and Section 4.10 or 4.13 hereof, as the case may be, and the length of time the Offer to Purchase shall remain open;

(2) the Offer Amount (including information as to any other pari passu Indebtedness included in the Offer to Purchase), the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment shall continue to accrete or accrue interest;

(4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Offer to Purchase may only elect to have all of such Note purchased and may not elect to have only a portion of such Note purchased;

(6) that Holders electing to have a Note purchased pursuant to any Offer to Purchase shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7) that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, in the case of an Offer to Purchase, if the aggregate principal amount of Notes tendered by Holders into an Offer to Purchase exceeds the Offer Amount, the Trustee shall select the Notes to be purchased (i) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are then listed or (ii) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased); and

(9) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

In the case of an Offer to Purchase, no later than the date upon which written notice of an Offer to Purchase is delivered to the Trustee as provided above, the Company shall deliver to the Trustee an Officers’ Certificate as to the allocation of the Net Proceeds from the Asset Sale pursuant to which such Offer to Purchase is being made and the compliance of such allocation with the provisions of Section 4.10. On such date, the Company shall deposit with the Trustee or with the Paying Agent an amount equal to the Offer Amount to be held for payment in accordance with the provisions of this Section.

On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, in accordance with clause (8) above, the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Purchase, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Offer to Purchase on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Section 3.01 through 3.06 hereof.

ARTICLE IV

COVENANTS

SECTION 4.01	PAYMENT OF NOTES.

The Company shall pay or cause to be paid the principal of, premium, if any, interest on, the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due and the Paying Agent is not prohibited from paying such money to the Holders on that date. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 4.02	MAINTENANCE OF OFFICE OR AGENCY.

(a) The Company shall maintain an office or agency (which may be an office or drop facility of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be presented or surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

(b) The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Company hereby designates the Corporate Trust Office of the Trustee, as one such office, drop facility or agency of the Company in accordance with Section 4.02(a).

SECTION 4.03	REPORTS.

(a) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants, and (ii) all current information that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case, within the time periods specified in the SEC’s rules and regulations. For so long as the Notes are outstanding, whether or not required by the rules and regulations of the SEC, the Company shall file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors.

(b) The Company shall at all times comply with TIA § 314(a).

(c) Should the Company deliver to the Trustee any such information, reports or certificates or any annual reports, information, documents and other reports pursuant to TIA § 314(a), delivery of such information, reports or certificates or any annual reports, information, documents and other reports to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

(d) Each report or document required to be furnished or delivered pursuant to this Indenture shall be deemed to have been so furnished or delivered on the date on which the Company posts such document on its website at www.jarden.com, or when such document is posted on the SEC’s website at www.sec.gov; provided, that the Company shall either (i) deliver paper copies of all such documents or (ii) provide copies of all such documents by electronic delivery to the Trustee or any Holder that requests the Company to deliver copies of all such documents until a request to cease delivering copies of all such documents is given by the Trustee or such Holder.

SECTION 4.04	COMPLIANCE CERTIFICATE.

(a) The Company and each Guarantor shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto. For the purposes of this paragraph, such compliance shall be determined without regard to any grace period or requirement of notice provided under this Indenture. The Company shall also comply with TIA Section 314(a)(4).

(b) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith and in any event within five Business Days upon any Officer becoming aware of any Default or Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

SECTION 4.05	[RESERVED].

SECTION 4.06	[RESERVED].

SECTION 4.07	RESTRICTED PAYMENTS.

(a) The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on or in respect of shares of the Company or any Restricted Subsidiary’s Capital Stock to holders of such Capital Stock (other than dividends or distributions payable in Qualified Capital Stock of the Company and dividends or distributions payable to the Company or a Restricted Subsidiary and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or of any direct or indirect parent of the Company or of a Restricted Subsidiary of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

(3) purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company, or of any Guarantor, that is subordinate or junior in right of payment to the Notes or any Guarantee, as applicable (other than (x) any Indebtedness permitted under clause (7) of the definition of “Permitted Indebtedness” and (y) the purchase, defeasance or other acquisition of such Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of such purchase, defeasance or other acquisition); or

(4) make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”); unless at the time of such Restricted Payment and immediately after giving effect thereto:

(i) no Default or an Event of Default shall have occurred and be continuing;

(ii) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable Four-Quarter Period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in Section 4.09; and

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to April 30, 2009 (other than Restricted Payments made pursuant to clauses (2), (3), (4), (5), (6), (7), and (10) of
Section 4.07(b) is less than the sum of, without duplication, the following:

(A) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to March 31, 2009 and on or prior to the date the Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus

(B) 100% of the aggregate net cash proceeds (including the fair market value of property other than cash that would constitute Marketable Securities or a Permitted Business) received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to March 31, 2009 and on or prior to the Reference Date of Qualified Capital Stock of the Company (other than (1) Excluded Contributions and (2) Designated Preferred Stock); plus

(C) without duplication of any amounts included in clause (iii)(B) above, 100% of the aggregate net cash proceeds of any equity contribution received subsequent to March 31, 2009 by the Company from a holder of the Company’s Capital Stock; plus

(D) the amount by which Indebtedness of the Company is reduced on the Company’s balance sheet upon the conversion or exchange subsequent to March 31, 2009 of any Indebtedness of the Company for Qualified Capital Stock of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the net cash proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding net cash proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(E) an amount equal to the sum of (I) 100% of the aggregate net proceeds (including the fair market value of property other than cash that would constitute Marketable Securities or a Permitted Business) received by the Company or any Restricted Subsidiary subsequent to March 31, 2009, (A) from any sale or other disposition of any Investment (other than a Permitted Investment) in any Person (including an Unrestricted Subsidiary) made by the Company and its Restricted Subsidiaries subsequent to March 31, 2009, and (B) representing the return of capital or principal (excluding dividends and distributions otherwise included in Consolidated Net Income) with respect to such Investment, and (II) the portion (proportionate to the Company’s equity interest in an Unrestricted Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that, in the case of item (II), the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments)

previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary.

(b) Notwithstanding the foregoing, the provisions set forth in Section 4.07(a) shall not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice;

(2) any Restricted Payment made out of the net cash proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Capital Stock of the Company (other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees and other than Designated Preferred Stock) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that the net cash proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clauses (iii)(B) and (iii)(C) of Section 4.07(a);

(3) the defeasance, redemption, repurchase or other acquisition of any Indebtedness of the Company or a Guarantor that is subordinate or junior in right of payment to the Notes or the applicable Guarantee through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of Refinancing Indebtedness that is subordinate or junior in right of payment to the Notes or the applicable Guarantee;

(4) the redemption, repurchase, or other acquisition or retirement for value of any Capital Stock of the Company, in each case in connection with the repurchase provisions of employee stock option or stock purchase agreements or other agreements to compensate management employees or upon the death, disability, retirement, severance or termination of employment of management employees; provided that all such redemptions or repurchases pursuant to this clause (4) shall not exceed in any fiscal year $25.0 million (with unused amounts in any calendar year carried over to succeeding calendar years subject to a maximum of $50.0 million in any calendar year; provided that amounts in any calendar year may be increased by an amount not to exceed the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of the Company’s Capital Stock (other than Disqualified Capital Stock) to any member of the management or the Board of Directors of the Company or any Restricted Subsidiary); provided, further, however, that any such amounts will be excluded from the calculation in clause (iii)(B) of Section 4.07(a); provided, further, however, that the cancellation of Indebtedness owing to the Company from members of management of the Company or any of its Restricted Subsidiaries in connection with any repurchase of Capital Stock of such entities (or warrants or options or rights to acquire such Capital Stock) will not be deemed to constitute a Restricted Payment under this Indenture;

(5) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

(6) additional Restricted Payments in an aggregate amount not to exceed $600.0 million;

(7) payments of dividends on Disqualified Capital Stock issued in compliance with Section 4.09 hereof;

(8) Restricted Payments made with Net Cash Proceeds from Asset Sales remaining after application thereof as required by Section 4.10 hereof (including after the making by the Company of any Asset Sale Offer (as defined below) required to be made by the Company pursuant to such Section and the application of the Asset Sale Offer Amount to purchase Notes tendered therein);

(9) upon occurrence of a Change of Control and within 60 days after the completion of the Change of Control Offer pursuant to Section 4.13 hereof (including the purchase of all Notes tendered), any purchase or redemption of Obligations of the Company that are subordinate or junior in right of payment to the Notes required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (A) at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing (or would result therefrom) and (B) such purchase or redemption is not made, directly or indirectly, from the proceeds of (or made in anticipation of) any issuance of Indebtedness by the Company or any Subsidiary; and

(10) Restricted Payments that are made with Excluded Contributions.

(c) If the Company or any of its Restricted Subsidiaries become contractually obligated to make any Restricted Payment at the time the requirements set forth in clauses (i) and (ii) of Section 4.07(a) continues to be satisfied, then the Company or such Restricted Subsidiary, as the case may be, may continue to make such Restricted Payments, even if such requirements cease to be satisfied at the time such Restricted Payment is actually made and the amount available for Restricted Payments pursuant to clause (iii) of Section 4.07(a) on or after the date on which such requirements cease to be satisfied shall be equal to the amount that would have been available for Restricted Payments pursuant to such clause (iii) on such date without giving effect to any Restricted Payments made on such date pursuant to and in compliance with this sentence.

(d) The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary as specified in the definition of “Unrestricted Subsidiary”. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated shall be deemed to be Restricted Payments at the time of the designation and shall reduce the amount available for Restricted Payments under Section 4.07(a). All of those outstanding Investments shall be deemed to constitute Investments in an amount equal to the fair market value of the Investments at the time of such designation. Such designation shall only be permitted if the Restricted Payment would be permitted at the time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(e) For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described above, the Company, in its sole discretion, may order and classify such Restricted Payment (or reorder and reclassify such Restricted Payment at a later date) in any manner that complies with this Section 4.07.

SECTION 4.08	DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES.

The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Company to:

(a) pay dividends or make any other distributions on or in respect of its Capital Stock;

(b) make loans or advances or pay any Indebtedness or other obligation owed to the Company or any Guarantor; or

(c) transfer any of its property or assets to the Company or any Guarantor,

except, with respect to clauses (a), (b) and (c), for such encumbrances or restrictions existing under or by reason of:

(1) applicable law, rule, regulation or order;

(2) this Indenture, the Notes and the Guarantees;

(3) non-assignment provisions of any contract or any lease of any Restricted Subsidiary of the Company entered into in the ordinary course of business;

(4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(5) the Credit Facility and the Foreign Credit Facilities in effect on the Issue Date or any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that any restrictions imposed pursuant to any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are either (i) contained in the Credit Facility or the Foreign Credit Facilities in effect prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing or (ii) ordinary and customary with respect to syndicated bank loans in the market at the time such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are entered into;

(6) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

(7) restrictions on the transfer of assets subject to any Lien permitted under this Indenture imposed by the holders of such Lien;

(8) restrictions imposed by any agreement to sell assets or Capital Stock to any Person pending the closing of such sale which is not prohibited by this Indenture;

(9) any agreement or instrument governing Capital Stock of any Person that is acquired;

(10) any Purchase Money Note or other Indebtedness or other contractual requirements in connection with a Qualified Securitization Transaction;

(11) other Indebtedness or Permitted Subsidiary Preferred Stock outstanding on the Issue Date or permitted to be issued or incurred under this Indenture; provided that any such restrictions are ordinary and customary with respect to the type of Indebtedness being incurred or Preferred Stock being issued;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (4) and (6) through (12) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company’s Board of Directors (evidenced by a Board Resolution) whose judgment shall be conclusively binding, either (i) not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing or (ii) ordinary and customary with respect to such instruments or obligations at the time such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancings are entered into;

(14) encumbrances or restrictions contained in any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the

Person, so acquired; provided that in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(15) customary provisions in joint venture, asset sale, stock purchase and merger agreements and other similar agreements; and

(16) customary provisions in leases, licenses and other agreements entered into in the ordinary course of business.

SECTION 4.09	INCURRENCE OF INDEBTEDNESS.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that the Company and any of its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness), in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Company’s Consolidated Fixed Charge Coverage Ratio for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1.0.

SECTION 4.10	ASSET SALES.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Board of Directors of the Company);

(ii) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents; provided that the amount of:

(A) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets;

(B) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received);

(C) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $125.0 million and 3.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(D) any Productive Assets;

shall, in each of (A), (B), (C) and (D) above, be deemed to be cash for the purposes of this provision or for purposes of

Section 4.10(b); and

(iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof:

(A) to prepay Indebtedness under the Credit Facility (or other Indebtedness of the Company or a Guarantor secured by a Lien permitted by clause (6) of the definition of Permitted Liens) or Indebtedness of a Restricted Subsidiary that is not a Guarantor.

(B) to reinvest in Productive Assets (provided that this requirement shall be deemed satisfied if the Company or such Restricted Subsidiary by the end of such 365-day period has entered into a binding agreement under which it is contractually committed to reinvest in Productive Assets and such investment is consummated within 120 days from the date on which such binding agreement is entered into and, with respect to the amount of such investment, the reference to the 366th day after an Asset Sale in the second following sentence shall be deemed to be a reference to the 121st day after the date on which such binding agreement is entered into (but only if such 121st day occurs later than such 366th day)), or

(C) a combination of prepayment and investment permitted by the foregoing clauses (iii)(A) and (iii)(B).

Pending the final application of any such Net Cash Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents. On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines by Board Resolution not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (iii)(A), (iii)(B) and (iii)(C) above (the “Asset Sale Offer Trigger Date”), such aggregate amount of Net Cash Proceeds that have not been applied as set forth in clauses (iii)(A), (iii)(B) and (iii)(C) above on or before such Asset Sale Offer Trigger Date (each an “Asset Sale Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Asset Sale Offer”) on a date (the “Asset Sale Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Asset Sale Offer Trigger Date, from all Holders and holders of any other Indebtedness of the Company or a Restricted Subsidiary ranking pari passu with the Notes requiring the making of such an offer (the “Pari Passu Debt”), on a pro rata basis, the maximum amount of Notes and such other Pari Passu Debt that may be purchased with the Asset Sale Offer Amount at a price equal to 100% of their principal amount, plus accrued and unpaid interest thereon, if any, to the date of purchase (or, in respect of such other Pari Passu Debt, such lesser price, if any, as may be provided for by the terms of such Pari Passu Debt).

(b) If at any time any non-cash consideration (including any Designated Non-cash Consideration) received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this Section 4.10.

(c) Notwithstanding the foregoing, if the Asset Sale Offer Amount is less than $100.0 million, the application of the Net Cash Proceeds constituting such Asset Sale Offer Amount to an Asset Sale Offer may be deferred until such time as such Asset Sale Offer Amount plus the aggregate amount of all Asset Sale Offer Amounts arising subsequent to the Asset Sale Offer Trigger Date relating to such initial Asset Sale Offer Amount from all Asset Sales by the Company and its Restricted Subsidiaries aggregates at least $100.0 million, at which time the Company or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Asset Sale Offer Amounts that have been so deferred to make an Asset Sale Offer (the first date the aggregate of all such deferred Asset Sale Offer Amounts is equal to $100.0 million or more shall be deemed to be an Asset Sale Offer Trigger Date).

Each Asset Sale Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Asset Sale Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in Section 3.09 hereof. Upon receiving notice of the Asset Sale Offer, Holders may elect to tender their Notes in whole or in part in a minimum of $1,000 or an integral multiple of $1,000 in excess thereof (provided that no Note will be purchased in part if such Note would have a remaining amount of less than $2,000) in exchange for cash. To the extent Holders properly tender Notes (and, if applicable, holders of Pari Passu Debt, tender Pari Passu Debt) in an aggregate amount exceeding the Asset Sale Offer Amount, Notes of tendering Holders and Pari Passu Debt of holders thereof will be purchased on a pro rata basis (based on amounts tendered). To the extent that the aggregate amount of Notes and Pari Passu Debt tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, the Company may use any remaining Asset Sale Offer Amount for general corporate purposes or for any other purpose not prohibited by this Indenture. Upon completion of any such Asset Sale Offer, the Asset Sale Offer Amount shall be reset at zero.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.10, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.10 by virtue thereof.

SECTION 4.11	AFFILIATE TRANSACTIONS.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to occur any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (an “Affiliate Transaction”) involving aggregate payment or consideration in excess of $25.0 million, unless (i) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company; and (ii) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $40.0 million, a Board Resolution adopted by the majority of the members of the Board of Directors of the Company or a resolution of the Audit Committee of the Board of Directors of the Company approved by a majority of the members of the Audit Committee approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b) The restrictions set forth in Section 4.11(a) hereof shall not apply to:

(1) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or a committee thereof;

(2) transactions between or among the Company and any of its Restricted Subsidiaries or between or among such Restricted Subsidiaries, provided that such transactions are not otherwise prohibited by this Indenture;

(3) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or by any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date as determined in good faith by the Company’s Board of Directors;

(4) Restricted Payments or Permitted Investments permitted by this Indenture;

(5) transactions effected as part of a Qualified Securitization Transaction;

(6) payments or loans to employees or consultants that are approved by the Board of Directors of the Company in good faith;

(7) sales of Qualified Capital Stock;

(8) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders’ agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (8) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the Holders of Notes in any material respect;

(9) transactions permitted by, and complying with, the provisions of Article 5 hereof;

(10) any issuance of securities or other payments, awards, grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company or a committee thereof in good faith;

(11) investments by the Permitted Holders in securities of the Company or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities; and

(12) transactions in which the Company or any Restricted Subsidiary, as the case may be, receives an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is either fair, from a financial standpoint, to the Company or such Restricted Subsidiary or is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of the Company.

SECTION 4.12	LIENS.

The Company shall not, and shall not cause or permit any Restricted Subsidiary to incur or suffer to exist any Lien securing Indebtedness (other than Permitted Liens) upon any of its assets (including Capital Stock of a Restricted Subsidiary), whether owned at the date the Notes are first issued or thereafter acquired, or any interest therein or any income or profits therefrom, unless:

(a) if such Lien secures Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness will be subordinated and junior to a Lien securing the Notes or the Guarantees, as the case may be, with the same relative priority as such Indebtedness has with respect to the Notes or the Guarantees; and

(b) in all other cases, the Notes or the Guarantees, as the case may be, are secured on an equal and ratable basis with such Indebtedness for so long as such Indebtedness is secured by such Lien.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien securing such other Indebtedness and that holders of such other Indebtedness may exclusively control the disposition of property subject to such Lien.

SECTION 4.13	OFFER TO REPURCHASE UPON CHANGE OF CONTROL.

(a) If a Change of Control occurs, each Holder shall have the right to require that the Company purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase. Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to the Trustee and each Holder, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a Note purchased pursuant to a Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the applicable Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail or deliver (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the Company complies with the provisions of any such securities laws or regulations, the Company shall not be deemed to have breached its obligations under this Section 4.13.

(d) Notwithstanding anything to the contrary in this Section 4.13, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.13 hereof and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(e) A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon, the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

SECTION 4.14	[RESERVED].

SECTION 4.15	CORPORATE EXISTENCE.

Except as otherwise permitted by Article 5 hereof, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

SECTION 4.16	LIMITATION ON LAYERING.

The Company will not, and will not permit any Guarantor to, incur or suffer to exist Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also contractually subordinated in right of payment to the Notes or such Guarantor’s Guarantee, as the case may be. For the avoidance of doubt, no Indebtedness will be deemed subordinated in right of payment to any other Indebtedness by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

SECTION 4.17	ADDITIONAL GUARANTORS.

(a) The Company shall cause each Domestic Restricted Subsidiary that Guarantees the Credit Facility to execute and deliver to the Trustee a Guarantee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes and all other obligations under this Indenture on a senior unsecured basis. Notwithstanding the foregoing, in the event any Guarantor is released and discharged in full from all of its obligations under guarantees of the Credit Facility, then the Guarantee of such Guarantor shall be automatically and unconditionally released or discharged; provided, that such Restricted Subsidiary has not incurred any Indebtedness in reliance on its status as a

Guarantor under Section 4.09 unless such Guarantor’s obligations under such Indebtedness so incurred are satisfied in full and discharged or are otherwise permitted under one of the exceptions available under the definition of “Permitted Indebtedness” at the time of such release to Restricted Subsidiaries.

(b) Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 4.18	LIMITATION ON PREFERRED STOCK OF RESTRICTED SUBSIDIARIES.

The Company shall not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company, other than Permitted Subsidiary Preferred Stock; provided, however, that the Company’s Restricted Subsidiaries may issue Preferred Stock, if the Consolidated Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such preferred stock is issued would have been at least 2.0 to 1. The provisions of this Section 4.18 will not apply to (i) any of the Guarantors, (ii) any transaction as a result of which neither the Company nor any of its Restricted Subsidiaries will own any Capital Stock of the Restricted Subsidiary whose Preferred Stock is being issued or sold and (iii) Preferred Stock that is Disqualified Capital Stock and is issued in compliance with Section 4.09 hereof.

SECTION 4.19	SUSPENSION OF COVENANTS.

(a) During any period of time following the Issue Date that (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and its Restricted Subsidiaries shall not be subject to the following provisions of this Indenture:

(1) Section 4.07;

(2) Section 4.08;

(3) Section 4.09;

(4) Section 4.10;

(5) Section 4.11;

(6) Section 4.16;

(7) Section 4.17;

(8) Section 4.18; and

(9) clause (a) (ii) of Section 5.01

(collectively, the “Suspended Covenants”). Upon the occurrence of a Covenant Suspension Event, the amount of Net Cash Proceeds with respect to any applicable Asset Sale Offer Trigger Date shall be set at zero at such date (the “Suspension Date”). In addition, in the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Within 30 days of the Reversion Date, any Restricted Subsidiary that would have been required during the Suspension Period but for the Suspended Covenants by Section 4.17 to execute a supplemental indenture will execute such supplemental indenture required by such Section. Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

(b) On the Reversion Date, all Indebtedness incurred during the Suspension Period will be classified to have been incurred or issued pursuant to Section 4.09 to the extent such Indebtedness would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date. To the extent such Indebtedness would not be so permitted to be incurred or issued pursuant to Section 4.09, such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (4) of the definition of Permitted Indebtedness. Restricted Payments made during the Suspension Period will be deemed to have been made pursuant to Section 4.07(a).

(c) The Company shall give the Trustee prompt (and in any event not later than five Business Days after a Covenant Suspension Event) written notice of any Covenant Suspension Event. In the absence of such notice, the Trustee shall assume the Suspended Covenants apply and are in full force and effect. The Company shall give the Trustee prompt (and in any event not later than five Business Days after a Covenant Suspension Event) written notice of any occurrence of a Reversion Date. After any such notice of the occurrence of a Reversion Date, the Trustee shall assume the Suspended Covenants apply and are in full force and effect.

ARTICLE V

SUCCESSORS

SECTION 5.01	MERGER, CONSOLIDATION, OR SALE OF ASSETS.

(a) The Company shall not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) to any Person unless:

(i) either:

(a) the Company shall be the surviving or continuing corporation; or

(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x) shall be a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia; and

(y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and this Indenture to be performed or observed on the part of the Company; and

(ii) except in the case of a merger of the Company with or into a Restricted Subsidiary of the Company and except in the case of a merger entered into solely for the purpose of reincorporating the Company in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (i)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 4.09 hereof or the Consolidated Fixed Charge Coverage Ratio for the Company or the Surviving Entity, as the case may be, and its Restricted Subsidiaries on a consolidated basis would be greater than such ratio for the Company and the Restricted Subsidiaries immediately prior to such transaction; and

(iii) except in the case of a merger of the Company with or into a Restricted Subsidiary of the Company and except in the case of a merger entered into solely for the purpose of reincorporating the Company in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (i)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(iv) the Company or the Surviving Entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

(b) The Company shall not permit any Guarantor to, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of, in a single transaction or series of related transactions, all or substantially all of its assets to any Person unless:

(i) (except in the case of a Guarantor that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or through the sale of all or substantially all of its assets (such sale constituting the disposition of such Guarantor in its entirety), if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under Section 4.10 in respect of such disposition) the resulting, surviving or transferee Person (if not a Guarantor) shall be a Person organized and validly existing under the laws of the jurisdiction under which such Guarantor was organized or under the laws of the United States of America, any State thereof or the District of Columbia, and such Person shall expressly assume, by a supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, all the obligations of such Guarantor, if any, under its Guarantee;

(ii) except in the case of a merger of a Guarantor with or into the Company or another Guarantor and except in the case of a merger entered into solely for the purpose of reincorporating a Guarantor in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by the immediately preceding clause (b)(1) (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

(iii) except in the case of a merger of a Guarantor with or into the Company or another Guarantor and except in the case of a merger entered into solely for the purpose of reincorporating a Guarantor in another jurisdiction, the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Guarantee of the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Restricted Subsidiary, such successor Person shall succeed to and be substituted for the Restricted Subsidiary with the same effect as if it had been named herein as a Restricted Subsidiary. Such successor Person thereupon may cause to be signed any or all of the Guarantees of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantees had been issued at the date of the execution hereof.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. However, transfer of assets between or among the Company and its Restricted Subsidiaries will not be subject to this Section 5.01.

SECTION 5.02	SUCCESSOR CORPORATION SUBSTITUTED.

Upon any consolidation, combination or merger, or any transfer of all or substantially all of the assets of the Company in accordance with Section 5.01 hereof, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Notes with the same effect as if such surviving entity had been named as such and that, in the event of a conveyance or transfer (but not a lease), the conveyor or transferor (but not a lessor) shall be released from the provisions of this Indenture.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.01	EVENTS OF DEFAULT.

“Events of Default” are:

(a) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

(b) the failure to pay the principal on any Notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Asset Sale Offer on the date specified for such payment in the applicable offer to purchase);

(c) a default in the observance or performance of any other covenant or agreement contained herein if the default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to Section 5.01 hereof, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(d) the failure to pay at final Stated Maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company (other than a Securitization Entity), or the acceleration of the final Stated Maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $50.0 million or more at any time;

(e) one or more judgments in an aggregate amount in excess of $50.0 million (to the extent not covered by independent third party insurance as to which the insurer does not dispute the coverage) shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(f) except as permitted herein, any Guarantee of any Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of such Guarantor, shall deny or disaffirm its obligations under its Guarantee;

(g) the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary within the meaning of Bankruptcy Law:

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a custodian of it or for all or substantially all of its property, or

(iv) makes a general assignment for the benefit of its creditors; or

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(ii) appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(iii) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiaries or any group of Restricted Securities that, taken together, would constitute a Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 consecutive days.

SECTION 6.02	ACCELERATION.

If an Event of Default (other than an Event of Default specified in clauses (g) or (h) of Section 6.01 hereof with respect to the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable. If an Event of Default specified in clause (g) or (h) of Section 6.01 hereof with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances (including reasonable fees and expenses of its counsel and agents); and (v) in the event of the cure or waiver of an Event of Default of the type described in clauses (g) or (h) of Section 6.01 hereof, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.03	OTHER REMEDIES.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04	WAIVER OF PAST DEFAULTS.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium and interest on the Notes (including in connection with an offer to purchase) (provided, however, that the Holders of a majority in aggregate principal amount at maturity of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05	CONTROL BY MAJORITY.

Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

SECTION 6.06	LIMITATION ON SUITS.

A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

SECTION 6.07	RIGHTS OF HOLDERS OF NOTES TO RECEIVE PAYMENT.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08	COLLECTION SUIT BY TRUSTEE.

If an Event of Default specified in Section 6.01(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium on, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09	TRUSTEE MAY FILE PROOFS OF CLAIM.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10	PRIORITIES.

If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

SECTION 6.11	UNDERTAKING FOR COSTS.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.06 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

SECTION 7.01	DUTIES OF TRUSTEE.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of certificates or opinions specifically required by any provision hereof to be furnished to it, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02	RIGHTS OF THE TRUSTEE.

Subject to TIA Section 315:

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in any such document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its own selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture, provided that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request, order or direction.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its reasonable discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall reasonably determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company during normal business hours and upon reasonable notice, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the Trustee shall not be responsible for any willful misconduct or gross negligence on the part of any agent or attorney appointed with due care by it under this Indenture.

(i) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee from the Company or the Holders of 25% in aggregate principal amount of the outstanding Notes, and such notice references the specific Default or Event of Default, the Notes and this Indenture.

(j) The Trustee shall not be required to give any bond or surety in respect of the performance of its power and duties hereunder.

(k) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, Custodian and other Person employed to act hereunder.

(l) The permissive right of the Trustee to take or refrain from taking any actions enumerated in this Indenture shall not be construed as a duty.

(m) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

(n) Anything in this Indenture notwithstanding, in no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of profit), even if the Company has been advised as to the likelihood of such loss or damage and regardless of the form of action.

SECTION 7.03	INDIVIDUAL RIGHTS OF TRUSTEE.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee shall also be subject to Sections 7.10 and 7.11 hereof.

SECTION 7.04	TRUSTEE’S DISCLAIMER.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05	NOTICE OF DEFAULTS.

(a) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of such a Default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(b) Within 90 days after the occurrence of a Default or an Event of Default, the Trustee shall mail to Holders of Notes, as their names and addresses appear in the security register for the Notes, a notice of the Default or Event of Default known to the Trustee, unless such Default or Event of Default shall have been cured or waived. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

SECTION 7.06	REPORTS BY TRUSTEE TO HOLDER.

Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with TIA §313(a) (but if no event described in TIA §313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA §313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA §313(c).

A copy of each report at the time of its mailing to the Holders shall be mailed to the Company and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA §313(d). The

Company shall promptly notify the Trustee when the Notes are listed on any stock exchange and any delisting thereof.

SECTION 7.07	COMPENSATION AND INDEMNITY.

The Company and the Guarantors shall pay to the Trustee from time to time such reasonable compensation for its acceptance of this Indenture and services hereunder as the parties shall agree from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company and the Guarantors shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company and the Guarantors shall, jointly and severally, indemnify the Trustee against any and all losses, liabilities or expenses (including reasonable attorneys’ fees and expenses) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company and the Guarantors or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee shall notify the Company and the Guarantors promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company and the Guarantors need not pay for any settlement made without their consent, which consent shall not be unreasonably withheld.

The obligations of the Company and the Guarantors under this Section 7.07 shall survive the resignation or removal of the Trustee, the satisfaction and discharge and the termination of this Indenture.

To secure the Company’s and the Guarantors’ payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the resignation or removal of the Trustee, the satisfaction and discharge and the termination of this Indenture.

In addition, and without prejudice to the rights provided to the Trustee under any of the provisions of this Indenture, when the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(f) or (g) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

“Trustee” for purposes of this Section shall include any predecessor Trustee and the Trustee in each of its capacities hereunder and each agent, custodian and other person employed to act hereunder; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

SECTION 7.08	REPLACEMENT OF TRUSTEE.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of Notes of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 7.10, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders of the Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

SECTION 7.09	SUCCESSOR TRUSTEE BY MERGER, ETC.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or banking association, the successor corporation or banking association without any further act shall, if such successor corporation or banking association is otherwise eligible hereunder, be the successor Trustee.

SECTION 7.10	ELIGIBILITY; DISQUALIFICATION.

There shall at all times be a Trustee hereunder that is a Person organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA §310(a)(1), (2) and (5). The Trustee is subject to TIA §310(b).

SECTION 7.11	PREFERENTIAL COLLECTION OF CLAIMS AGAINST COMPANY.

The Trustee is subject to TIA §311(a), excluding any creditor relationship listed in TIA §311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01	OPTION TO EFFECT LEGAL DEFEASANCE OR COVENANT DEFEASANCE.

The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

SECTION 8.02	LEGAL DEFEASANCE AND DISCHARGE.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal amount of, premium, if any, and interest on such Notes when such payments are due, (b) the Company’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith and (d) the provisions of this Article 8 with respect to Legal Defeasance. Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

SECTION 8.03	COVENANT DEFEASANCE.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17 and 4.18 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(d) and 6.01(e) hereof shall not constitute Events of Default.

SECTION 8.04	CONDITIONS TO LEGAL OR COVENANT DEFEASANCE.

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of the Company as evidenced by an Officers’ Certificate, to pay the principal amount at maturity of, premium and interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(b) in the case of an election under Section 8.02 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States of America reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of an election under Section 8.03 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States of America reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which will be used to defease the Notes pursuant to this Article 8 concurrently with such incurrence and the grant of a Lien to secure such Indebtedness) or insofar as Section 6.01 (g) or 6.01(h) hereof is concerned, at any time in the period ending on the 91st day after the date of deposit;

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under this Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f) the Company shall have delivered to the Trustee an Opinion of Counsel (which may be subject to customary exceptions) to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of the preference provisions of Section 547 of the United States Federal Bankruptcy Code;

(g) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(h) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(i) the Company shall have paid or duly provided for payment of all amounts then due to the Trustee pursuant to Section 7.07 hereof.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (b) above with respect to a Legal Defeasance need not be delivered if all Notes not therefor delivered to the Trustee for cancellation (A) have become due and payable, or (B) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SECTION 8.05	DEPOSITED MONEY AND U.S. GOVERNMENT SECURITIES TO BE HELD IN TRUST; OTHER MISCELLANEOUS PROVISIONS.

All cash and non-callable U.S. Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such cash and securities need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or non-callable U.S. Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06	SATISFACTION AND DISCHARGE.

This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all outstanding Notes of a series when (i) either (a) all Notes of such series theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes of such series not theretofore delivered to the Trustee for cancellation have become due and payable, pursuant to an optional redemption notice or otherwise, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be and (ii) the Company has paid all other sums payable under this Indenture by the Company with respect to such series. The Trustee will acknowledge the satisfaction and discharge of this Indenture if the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture with respect to such series have been complied with.

SECTION 8.07	REPAYMENT TO COMPANY.

Any cash or non-callable U.S. Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such cash and securities remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining will be repaid to the Company.

SECTION 8.08	REINSTATEMENT

If the Trustee or Paying Agent is unable to apply any cash or non-callable U.S. Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such cash and securities in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders to receive such payment from the cash and securities held by the Trustee or Paying Agent.

SECTION 8.09	SURVIVAL.

The Trustee’s rights under this Article 8 shall survive termination of this Indenture or the resignation of the Trustee.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01	WITHOUT CONSENT OF HOLDER.

Notwithstanding Section 9.02 of this Indenture, the Company and the Trustee may amend or supplement this Indenture, the Guarantees or the Notes without the consent of any Holder of a Note to:

(a) cure any ambiguity, defect or inconsistency;

(b) provide for uncertificated Notes in addition to or in place of Certificated Notes or to alter the provisions of Article 2 or Exhibit A hereof relating to the form of the Notes (including the related definitions) in a manner that does not materially adversely affect any Holder;

(c) provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes by a successor to the Company or a Guarantor pursuant to Article 5 or Article 11 hereof;

(d) make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder of the Notes;

(e) comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(f) provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

(g) allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the Notes;

(h) remove a Guarantor which, in accordance with the terms of this Indenture, ceases to be liable in respect of its Guarantee;

(i) make appropriate provision in connection with the appointment of a successor trustee; or

(j) conform the text of this Indenture, the Guarantees or the Notes to any provision of the “Description of Notes” contained in the final offering document relating to the original offering of the Notes to the extent that such provision in the “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Guarantees or the Notes.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

SECTION 9.02	WITH CONSENT OF HOLDERS OF NOTES.

Except as provided below in this Section 9.02, this Indenture (including Sections 3.09, 4.10 and 4.13 hereof), the Guarantees and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Company in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes. However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Note;

(c) reduce the principal of or change or have the effect of changing the fixed maturity of any Note, or change the date on which any Note may be subject to redemption or reduce the redemption price therefor;

(d) make any Notes payable in money other than that stated in the Notes;

(e) make any change in the provisions of this Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(f) after the Company’s obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or modify any of the provisions or definitions with respect thereto after a Change of Control has occurred; or

(g) contractually subordinate the Notes or the Guarantees to any other Indebtedness.

SECTION 9.03	COMPLIANCE WITH TRUST INDENTURE ACT.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

SECTION 9.04	REVOCATION AND EFFECT OF CONSENTS.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion thereof that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion thereof if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver shall become effective in accordance with its terms and thereafter shall bind every Holder.

SECTION 9.05	TRUSTEE TO SIGN AMENDMENTS.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. None of the Company nor any Guarantor may sign an amendment or supplemental indenture until its board of directors (or committee serving a similar function) approves it. In executing any amended or supplemental indenture, the Trustee shall be provided with and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amended or supplemental indenture is the legal, valid and binding obligations of the Company enforceable against it in accordance with its terms, subject to customary exceptions and that such amended or supplemental indenture complies with the provisions hereof (including Section 9.03).

ARTICLE X

[RESERVED]

ARTICLE XI

GUARANTEES

SECTION 11.01	GUARANTEES.

Each Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, to each Holder and to the Trustee and its successors and assigns (a) the full and punctual payment of principal of and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under this Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company under this Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that such Guarantor will remain bound under this Article 11 notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of, payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (a) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (e) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Obligations; or (f) except as set forth in Section 11.06, any change in the ownership of such Guarantor.

Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in respect of any Guaranteed Obligations until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Guaranteed Obligations may be accelerated as provided in Article 6 for the purposes of such Guarantor’s Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and (y) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section.

SECTION 11.02	LIMITATION ON LIABILITY.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor (a) not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee, and (b) not result in a distribution to shareholders not permitted under the applicable state law. Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 11.03	SUCCESSORS AND ASSIGNS.

This Article 11 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 11.04	NO WAIVER.

Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 11 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 11 at law, in equity, by statute or otherwise.

SECTION 11.05	[RESERVED].

SECTION 11.06	RELEASE OF GUARANTOR.

(a) Upon the sale or other disposition (including by way of consolidation or merger) of a Guarantor or (b) the sale or disposition of all or substantially all the assets of such Guarantor (in case of clauses (a) and (b), other than a sale or disposition to the Company or an Affiliate of the Company and if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under Section 4.10 hereof in respect of such disposition), (c) upon the release of such Guarantor from its guarantee, if any, of all pledges and security, if any, granted by such Guarantor in connection with the Credit Facility or (d) upon designation of a Guarantor as an Unrestricted Subsidiary pursuant to the terms of this Indenture, such Guarantor shall be deemed released from all obligations under this Article 11 without any further action required on the part of the Trustee or any Holder. If the Company exercises its Legal Defeasance option or its Covenant Defeasance option in accordance with the provisions of Article 8 hereof or if its obligations under this Indenture are discharged in accordance with Section 8.06 hereof, each Guarantor shall be released from all obligations under this Article 11 without any further action required on the part of the Trustee or any Holder. At the request of the Company, the Trustee shall execute and deliver an appropriate instrument evidencing the release of a Guarantor pursuant to this Section 11.06.

SECTION 11.07	CONTRIBUTION.

Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all Guaranteed Obligations to contribution from each Guarantor, as applicable, in an amount equal to such Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

ARTICLE XII

[RESERVED]

ARTICLE XIII

MISCELLANEOUS

SECTION 13.01	TRUST INDENTURE ACT CONTROLS.

If any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the provision required by the TIA shall control. If any provision of this Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the former provision shall be deemed to apply to this Indenture as so modified or to be excluded.

SECTION 13.02	NOTICES.

Any notice or communication by the Company or the Trustee to the other is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or electronic transmission or overnight air courier guaranteeing next-day delivery, to the other’s address:

If to the Company:

Jarden Corporation

555 Theodore Fremd Avenue

Rye, New York 10580

Attention:	Chief Financial Officer
Telecopier No.:	(914) 967-9405

and

Jarden Corporation

2381 Executive Center Drive

Boca Raton, Florida 33431

Attention:	General Counsel
Telecopier No.:	(561) 912-4263

With a copy to:

Kane Kessler, P.C.

1350 Avenue of the Americas

New York, New York 10019

Attention:	Robert L. Lawrence, Esq. Mitchell D. Hollander, Esq.
Telecopier No.	(212) 245-3009

If to the Trustee:

Wells Fargo Bank, National Association

45 Broadway, 14th Floor

New York, New York 10006

Attention:	Corporate Trust Services - Administrator for Jarden Corporation
Telecopier No.	212-515-1589

The Company or the Trustee, by notice to the other, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to the Trustee or Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if sent by facsimile transmission; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-day delivery. All notices and communications to the Trustee or Holders shall be deemed duly given and effective only upon receipt.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next-day delivery to its address shown on the security register for the Notes. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

All notices to Holders will be validly given if mailed to them at their respective addresses in the register of the Holders, if any, maintained by the Registrar.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

SECTION 13.03	COMMUNICATION BY HOLDERS OF NOTES WITH OTHER HOLDERS OF NOTES.

Holders may communicate pursuant to TIA §312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA §312(c).

SECTION 13.04	CERTIFICATE AND OPINION AS TO CONDITIONS PRECEDENT.

Upon any request or application by the Company to the Trustee to take any action under any provision of this Indenture, the Company shall furnish to the Trustee:

(a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

SECTION 13.05	STATEMENTS REQUIRED IN CERTIFICATE OR OPINION.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA §314(a)(4)) shall comply with the provisions of TIA §314(e) and shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 13.06	RULES BY TRUSTEE AND AGENTS.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 13.07	NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS.

No past, present or future director, officer, employee, incorporator or stockholder of the Company, any Guarantor or the Trustee, as such, shall have any liability for any obligations of the Company or of the Guarantors under the Notes, this Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 13.08	GOVERNING LAW.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 13.09	NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 13.10	SUCCESSORS.

All covenants and agreements of the Company in this Indenture and the Notes shall bind its successors. All covenants and agreements of the Trustee in this Indenture shall bind its successors.

SECTION 13.11	SEVERABILITY.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 13.12	COUNTERPART ORIGINALS.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 13.13	TABLE OF CONTENTS, HEADINGS, ETC.

The Table of Contents, Cross-Reference Table and Headings in this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 13.14	FORCE MAJEURE.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 13.15	NOTE PURCHASES BY COMPANY AND AFFILIATES.

The Company and its Affiliates shall be permitted to purchase Notes, whether through private purchase, open market purchase, tender offer, or otherwise. Such purchase or acquisition shall not operate as or be deemed for any purpose to be a redemption of the Indebtedness represented by such Notes. Any Notes purchased or acquired by the Company may be delivered to the Trustee and, upon such delivery the Indebtedness represented thereby shall be deemed to be satisfied.

[Signatures on following page]

SIGNATURES

Dated as the date first written above

ISSUER:

JARDEN CORPORATION

By:	/s/ John E. Capps
Name:	John E. Capps
Title:	Senior Vice President, General Counsel and Secretary

GUARANTORS:

ALLTRISTA PLASTICS LLC AMERICAN HOUSEHOLD, INC.
AUSTRALIAN COLEMAN, INC. BICYCLE HOLDING, INC. BRK BRANDS, INC.
CC OUTLET, INC. COLEMAN INTERNATIONAL HOLDINGS, LLC COLEMAN WORLDWIDE CORPORATION
FIRST ALERT, INC. HEARTHMARK, LLC HOLMES MOTOR CORPORATION
JARDEN ACQUISITION I, LLC JARDEN ZINC PRODUCTS, LLC JT SPORTS LLC
K-2 CORPORATION K2 INC. KANSAS ACQUISITION CORP.
L.A. SERVICES, INC. LASER ACQUISITION CORP. LEHIGH CONSUMER PRODUCTS LLC
LOEW-CORNELL, LLC MARKER VOLKL USA, INC. MARMOT MOUNTAIN, LLC
MIKEN SPORTS, LLC NIPPON COLEMAN, INC. OUTDOOR TECHNOLOGIES CORPORATION
PENN FISHING TACKLE MFG. CO. PURE FISHING, INC. QUOIN, LLC
RAWLINGS SPORTING GOODS COMPANY, INC. SEA STRIKER, LLC SHAKESPEARE COMPANY, LLC
SHAKESPEARE CONDUCTIVE FIBERS, LLC SI II, INC. SITCA CORPORATION
SUNBEAM AMERICAS HOLDINGS, LLC SUNBEAM PRODUCTS, INC. THE COLEMAN COMPANY, INC.
THE UNITED STATES PLAYING CARD COMPANY USPC HOLDING, INC.

By:	/s/ John E. Capps
Name:	John E. Capps
Title:	Vice President

TRUSTEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Martin Reed
Name:	Martin Reed
Title:	Vice President

EXHIBIT A

[FORM OF FACE OF NOTE]

No.	$
CUSIP No. 471109 AE8

6  1/8% Senior Notes Due 2022

Jarden Corporation, a Delaware corporation, promises to pay to [    ], or registered assigns, the principal sum of [    ] Dollars ($             ) on November 15, 2022.

Interest Payment Dates: May 15 and November 15.

Record Dates: May 1 and November 1.

Additional provisions of this Note are set forth on the other side of this Note.

JARDEN CORPORATION

By:
Name:
Title:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Wells Fargo Bank, National Association as Trustee, certifies that this is one of the [Global] Notes referred to in the within mentioned Indenture.

By:
Authorized Signatory

[GLOBAL NOTE LEGEND]

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06 OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

[FORM OF REVERSE SIDE OF NOTE]

6  1/8% Senior Notes due 2022

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.	Interest

Jarden Corporation, a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company will pay interest semi-annually in arrears on May 15 and November 15 of each year, or, if such date is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”), commencing May 15, 2011.1 Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of this Note. The Company shall pay interest on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at a rate that is 1% per annum in excess of the rate then in effect. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.	Method of Payment

The Company will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the May 1 or November 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except with respect to defaulted interest. The Notes will be payable as to principal, premium and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its judgment), to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America at the time of payment is legal tender for payment of public and private debts.

3.	Paying Agent and Registrar

Initially, Wells Fargo Bank, National Association (the “Trustee”), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent or Registrar without notice to any holder. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

4.	Indenture

The Company issued the Notes under an Indenture dated as of April 30, 2009, as supplemented by that Third Supplemental Indenture dated November 9, 2010 (collectively, the “Indenture”), each among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Company shall be entitled, subject to its compliance with Section 4.09 of the Indenture, to issue Additional Notes pursuant to Section 2.13 of the Indenture. The Initial Notes issued on the Issue Date and any Additional Notes will be treated as a single class for all purposes under the Indenture.

[1]	In the case of Notes issued on the Issue Date.

5.	Optional Redemption

Except as set forth below, the Company shall not be entitled to redeem the Notes prior to November 15, 2015.

At any time prior to November 15, 2015, the Company may redeem all or a part of the Notes (which includes Additional Notes, if any), at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption (the “Redemption Date”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after November 15, 2015, the Company shall be entitled at its option to redeem all or a portion of the Notes at the redemption prices set forth below (expressed in percentages of principal amount on the Redemption Date) plus accrued interest to, but not including, the Redemption Date, if redeemed during the 12-month period commencing on November 15 of the years set forth below:

Year	Redemption Price
2015	103.063%
2016	102.042%
2017	101.021%
2018 and thereafter	100.000%

In addition, prior to November 15, 2013, the Company shall be entitled at its option on one or more occasions to redeem Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes issued (which includes the Additional Notes, if any) at a redemption price (expressed as a percentage of principal amount) of 106.125%, plus accrued and unpaid interest to, but not including, the Redemption Date, with the net cash proceeds from one or more Equity Offerings; provided, however, that (1) at least 65% of such aggregate principal amount of Notes (which includes the Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and (2) each such redemption occurs within 90 days after the date of the closing of the related Equity Offering.

6.	Notice of Redemption

Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at his or her registered address.

7.	Repurchase at Option of Holder

If a Change of Control occurs, each Holder shall have the right to require that the Company purchase all or a portion of such Holder’s Notes pursuant to the offer described in the Indenture (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued interest and Additional Interest, if any, to the date of purchase. Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, which notice shall govern the terms of the Change of Control Offer and shall be in compliance with the Indenture. Holders electing to have a Note purchased pursuant to a Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice.

If the Company or a Restricted Subsidiary consummates any Asset Sales, under certain circumstances the Company is required to commence an offer to all Holders of Notes (an “Asset Sale Offer”) pursuant to Section 4.10 of the Indenture. The Asset Sale Offer may also be made to holders of Pari Passu Debt of the Company or a Restricted Subsidiary of the Company. Pursuant to the Asset Sale Offer, the Company shall offer to purchase on a date not less than 30 nor more than 60 days following the applicable Asset Sale Offer Trigger Date, from all Holders and holders of any Pari Passu Debt of the Company or a Restricted Subsidiary of the Company requiring the making of such an offer, on a pro rata basis, the maximum amount of Notes and such Pari Passu Debt that may be purchased with the Asset Sale Offer Amount at a price equal to 100% of their principal amount plus accrued and unpaid interest thereon, if any, to the date of purchase. If the aggregate principal amount of Notes or such Pari Passu Debt surrendered by holders thereof exceeds the amount of Asset Sale Offer Amount, the Trustee shall select the Notes to be purchased on a pro rata basis. Holders of Notes that are the subject of an offer to purchase will receive an Asset

Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

8.	Denominations; Transfer; Exchange

The Notes are in registered form without coupons in minimum denominations of $2,000 principal and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Notes for a period of 15 days before a selection of Notes to be redeemed or 15 days before an Interest Payment Date.

9.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

10.	Discharge and Defeasance

Subject to certain conditions, the Company at any time shall be entitled to terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Securities for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

11.	Amendment, Waiver

Subject to certain exceptions, the Indenture, the Guarantees or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Without the consent of any Holder of a Note, the Indenture, the Guarantees or the Notes may be amended to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of Certificated Notes or to alter the provisions of Article 2 of the Indenture or Exhibit A to the Indenture relating to the form of the Notes (including the related definitions) in a manner that does not materially adversely affect any Holder, to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of the Notes by a successor to the Company or a Guarantor pursuant to Article 5 or Article 11 of the Indenture, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture, to allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the Notes, to remove a Guarantor, which, in accordance with the terms of the Indenture, ceases to be liable in respect of its Guarantee, to make appropriate provision in connection with the appointment of a successor trustee, or to conform the text of the Indenture, the Guarantees or the Notes to any provision in the “Description of Notes” contained in the final offering document relating to the original offering of the Notes to the extent that such provision in the “Description of Notes” was intended to be a verbatim recitation of a provision in the Indenture, the Guarantees or the Notes.

12.	Defaults and Remedies

Events of Default include: (i) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days; (ii) the failure to pay the principal on any Notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or Asset Sale Offer on the date specified for such payment in the applicable offer to purchase); (iii) a default in the observance or performance of any other covenant or agreement contained in the Indenture if the default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to Section 5.01 of the Indenture, which will constitute an Event of Default with such notice requirement but without such passage of time requirement); (iv) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company (other than a Securitization Entity) or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $50.0 million or more at any time; (v) one or more judgments in an aggregate amount in excess of $50.0 million (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage) shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; (vi) except as permitted by the Indenture, any Guarantee of a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Guarantee; and (vii) certain events of bankruptcy, as set forth in the Indenture, with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture and the Trust Indenture Act. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

13.	Guarantee

The full and punctual payment by the Company of the principal of, premium, if any, and interest on the Notes is fully and unconditionally guaranteed on a joint and several senior unsecured basis by each of the Guarantors.

14.	Trustee Dealings with the Company

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

15.	No Recourse Against Others

Any past, present, or future director, officer, employee, incorporator or stockholder, as such, of the Company, any Guarantors or the Trustee shall not have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture, the Guarantees or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

16.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) signs the certificate of authentication on the other side of this Note.

17.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

18.	CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19.	Governing Law

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

Jarden Corporation

555 Theodore Fremd Avenue

Rye, New York 10580

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature

Signature Guarantee:

Signature must be guaranteed

Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Note	Amount of increase in Principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.13 of the Indenture, check the box:

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or 4.13 of the Indenture, state the amount in principal amount: $

Dated:	Your Signature:
(Sign exactly as your name appears on the other side of this Note.)

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT B

FORM OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture), jointly and severally, unconditionally guarantees, to the extent set forth in and subject to the provisions in the Indenture, dated as of April 30, 2009, as supplemented by that Third Supplemental Indenture dated as of November 9, 2010 (collectively, the “Indenture”), among Jarden Corporation, as issuer (the “Company”), the Guarantors from time to time party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”), (a) the full and punctual payment of the principal of and interest on the Notes when due, whether at maturity, by acceleration, redemption or otherwise, and all other monetary obligations of the Company under the Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that such Guarantor will remain bound hereunder notwithstanding any extension or renewal of any Guaranteed Obligation.

The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article 11 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee. Each Holder of a Note, by accepting the same agrees to and shall be bound by such provisions. This Guarantee is subject to release as and to the extent set forth in Sections 8.02, 8.03, 8.06 and 11.06 of the Indenture. Capitalized terms used herein and not defined are used herein as so defined in the Indenture.

[GUARANTOR]

By:
Name:
Title:

B-1